 EX-10.78.04
AMENDMENT NO. 2 TO AGREEMENT OF PURCHASE AND SALE

This is Amendment No. 2 dated as of March 25, 2010 (this “Amendment”) to that certain Agreement of Purchase and Sale, entered into on January 15, 2010 (the “Original PSA”) by and between Stayton SW Assisted Living, L.L.C. ("Stayton"), an Oregon limited liability company constituting the Unitary Sunwest Enterprise designated in the Approval Order of the United States District Court for the District of Oregon dated October 2, 2009, and BRE/SW Portfolio LLC, a Delaware limited liability company (hereinafter referred to as "Purchaser"), as amended by that certain Amendment No. 1 to Agreement of Purchase and Sale dated February 12, 2010 (the “First Amendment”).  The Original PSA, as amended by the First Amendment shall be referred to herein as the "PSA".

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, subject to the entry of the Auction Order, agree as follows:

1. Amendments to PSA:  Stayton and Purchaser agree that the PSA shall be amended as follows:

a) The name of the agreement is changed from “Agreement of Purchase and Sale” to “Agreement of Purchase, Sale and Contribution” and, as amended by this Amendment No. 2, the agreement shall be described as:

“Agreement of Purchase, Sale and Contribution, entered into January 15, 2010, by and between Stayton SW Assisted Living, L.L.C., an Oregon limited liability company constituting the Unitary Sunwest Enterprise designated in the Approval Order of the United States District Court for the District of Oregon dated October 2, 2009, and BRE/SW Portfolio LLC, a Delaware limited liability company, as amended by that certain Amendment No. 1 to Agreement of Purchase, Sale and Contribution, dated February 12, 2010, and by that certain Amendment No. 2 to Agreement of Purchase, Sale and Contribution, dated March 25, 2010”

b) (i)           Section 1.1 of the PSA is amended by adding the following additional defined terms:

“Class A Preferred Units” shall have the meaning assigned thereto in the Blackstone Venture LLC Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Common Interests” shall have the meaning assigned thereto in the Blackstone Venture LLC Agreement.

"Common Rollover Amount" shall have the meaning set forth in Section 2.6(b).

"Common Rollover Election" shall have the meaning set forth in Section 2.6(a).

"Contributed Interests" shall have the meaning set forth in Section 2.6(a).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

"Investors" shall have the meaning set forth in the Reorganization Plan.

"Maximum Common Rollover Amount" shall mean an amount equal to 49% of the Total Equity Capitalization.  “Total Equity Capitalization” shall mean the sum of (i) the Cash/Equity Portion of Purchase Price, as adjusted pursuant to Section 2.2(a), and (ii) the sum of the following costs and expenses incurred by Purchaser in connection with the acquisition and operation of the Properties and the assumption of the Assumed Real Property Loans and the Assumed Personal Property Debt: (A) Purchaser’s closing costs (including all costs borne by Purchaser pursuant to Section 14.13(b)), (B) initial reserves, deferred maintenance or other capital requirements (which shall be funded as Required Contributions by  BREA, ESC and Columbia (each as defined in the Blackstone Venture LLC Agreement) pursuant to Section 3.1(A)(2) of the Blackstone Venture Agreement), (C) integration costs, interest rate hedging costs, title premiums and endorsement costs, costs incurred in connection with the Licensing Approvals and Phase I environmental costs. As of the date hereof, the Maximum Common Rollover Amount is estimated to be $167,559,000, which represents 49% of the estimated Total Equity Capitalization set forth on Schedule A hereto, which schedule shall be updated by Purchaser in connection with the Initial Closing, with a corresponding update to the Maximum Common Rollover Amount.

"Preferred Rollover Amount" shall have the meaning set forth in Section 2.6(b).

"Preferred Rollover Election" shall have the meaning set forth in Section 2.6(a).

"Rollover Equity Interests" shall have the meaning set forth in Section 2.6(c).

“Rollover Investor” shall have the meaning set forth in Section 2.6(b).

"Rollover Notice" shall have the meaning set forth in Section 2.6(b).

"Similar Law" shall mean any federal, state, local, non–U.S. or other law or regulation that could cause the underlying assets of Purchaser to be treated as assets of an Investor by virtue of such Investor’s membership interest in Purchaser and thereby subject Purchaser and any other Persons responsible for the investment and operation of Purchaser’s assets to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Total Equity Capitalization” shall have the meaning set forth in the definition of Maximum Common Rollover Amount.

(ii)                 Section 1.1 of the PSA is further amended by deleting the definitions of Incremental Capital, Discounted Payoff and Rollover Pro-Rata Share.

(iii)                           Section 1.1 of the PSA is further amended by deleting the definitions of Break-Up Fee, Rollover Equity Amount and Rollover Member and substituting the following therefor:

“Blackstone Venture LLC Agreement” shall have the meaning set forth in Section 2.6(c).

"Break-Up Fee" shall mean an amount equal to $11,000,000.

"Rollover Equity Amount" shall have the meaning set forth in Section 2.6(c).

"Rollover Member" shall mean SWP Property Holdings, LP or another single purpose Delaware limited liability company or limited partnership, owned solely by Investors (as such term is defined in the Reorganization Plan) and other Persons who have provided services to Stayton or the Investors in connection with the transactions contemplated by the Agreement, which Investors and Persons have not filed an appeal to the Reorganization Plan, TIC Orders, Consolidation Order or Sale Approval Order.

c) Section 2.2(a) of the PSA is replaced in its entirety by the following:

“(a) The aggregate unadjusted purchase price for the Properties (the “Unadjusted Purchase Price”) shall consist of: (a) $285,000,000 (the “Cash/Equity Portion of Purchase Price”); plus (b) assumption by Purchaser of the Assumed Real Property Loans and the Assumed Personal Property Debt, which amount is subject to adjustment in accordance with Sections 2.5, 7.1(i), 8.5, 8.6, 9.3, 11.1, 11.2, 13.2 or as otherwise provided for in this Agreement (the Unadjusted Purchase Price as so adjusted, the “Purchase Price”).”

d) Section 2.5(b) is replaced in its entirety by the following:

“Notwithstanding any other provision of this Agreement to the contrary, in the event that the net aggregate adjustment to the Cash Consideration Amount pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (collectively, the “Loan Adjustment”) would exceed an amount equal to the sum of (x) $33,367,000 and (y) the Capitalized Stayton Expenses (the “Maximum Loan Adjustment”), then, Stayton shall have the right upon written notice to Purchaser, to elect to terminate this Agreement (a “MLA Termination”).  Purchaser may, within three Business Days of receipt of a notice of a MLA Termination, void such termination by agreeing to accept a Loan Adjustment equal to the Maximum Loan Adjustment and proceeding to Closing in accordance with this Agreement. If Purchaser does not void the MLA Termination, this Agreement shall terminate, in which case Purchaser shall be entitled to receive a return of the Deposit.”

e) Section 2.6 of the PSA is replaced in its entirety by the following:

“2.6   Rollover Equity

(a)                 In lieu of selling their respective interests in one or more Properties, Investors will be provided with certain rights to elect to contribute their interests in the Properties (the “Contributed Interests”) to Rollover Member, which will immediately further contribute the Contributed Interests to Purchaser in exchange for the issuance of one or both of the following: (i) Class A Preferred Units in Purchaser (the “Preferred Rollover Election”) or (ii) Common Interests in Purchaser (the “Common Rollover Election”; together with the Preferred Rollover Election, the “Rollover Equity Election”).  The Contributed Interests shall be conveyed to Purchaser subject to the Assumed Real Property Loans and other Assumed Liabilities. Stayton shall provide Purchaser with reasonable opportunity to review and comment on any materials Stayton intends to send to Investors for the purpose of soliciting elections by Investors with respect to the Rollover Equity Election.

(b)      In order to exercise the Rollover Equity Election, no later than 10 days following the date that the Court approves the Reorganization Plan, Stayton shall, on behalf of Investors, deliver to Purchaser a written notice (the “Rollover Notice”) stating (i) the aggregate value of the interests in Purchaser which the Investors have elected to be issued to the Rollover Member under the Preferred Rollover Election (the "Preferred Rollover Amount”), (ii) the aggregate value of the interests in Purchaser which the Investors have elected to be issued to the Rollover Member under the Common Rollover Election (the "Common Rollover Amount”) and (iii) the name of each Investor participating in the Rollover Equity Election who shall be a member of the Rollover Member (each, a “Rollover Investor”) and each Rollover Investor’s estimated membership interest in the Rollover Member.  If a Preferred Rollover Election is made, the Preferred Rollover Amount shall not exceed $50,000,000 or be less than $10,000,000. If a Common Rollover Election is made, the Common Rollover Amount shall not exceed the Maximum Common Rollover Amount or be less than $10,000,000. The sum of the Preferred Rollover Amount and the Common Rollover Amount, each as set forth in the Rollover Notice, shall be referred to in this Agreement as the “Rollover Equity Amount”.

(c)                 In the event that a Rollover Equity Election has been made:

(i) On the Initial Closing Date, Purchaser shall issue to the Rollover Member, (x) Class A Preferred Units in an aggregate amount equal to the Preferred Rollover Amount as set forth on the Rollover Notice, divided by 100, and/or (y) Common Interests in an aggregate amount equal to the Common Rollover Amount as set forth on the Rollover Notice.  Any such Class A Preferred Units or Common Interests (collectively, “Rollover Equity Interests”) shall be issued by Purchaser free and clear of any and all Encumbrances (other than those created pursuant to the terms of the Blackstone Venture LLC Agreement).

(ii) On the Initial Closing Date, Blackstone Venture Member, Emeritus, Columbia Pacific and the Rollover Member shall execute and deliver the Amended and Restated Limited Liability Company Agreement of Purchaser in substantially the form attached hereto as Exhibit T (the "Blackstone Venture LLC Agreement") and the Rollover Member shall be admitted as member of the Purchaser.

(iii) The initial Common Percentage (as defined in the Blackstone Venture LLC Agreement) of the Rollover Member shall be calculated by dividing (x) the Common Rollover Amount (as set forth on the Rollover Notice) by (y) the sum of the total capital contributed (or deemed contributed) by all members in the Blackstone Venture, pursuant to Section 3.1A(1) and 3.1(A)(2) of the Blackstone Venture LLC Agreement on account of the Common Interests plus the Common Rollover Amount, which sum shall equal 100% of the Total Equity Capitalization.

(d)                 At Closing, Stayton shall deliver to Purchaser (i) a certified list, by Property, of the Allowed Claims (as defined in the Reorganization Plan) for each Investor that participates in the Rollover Equity Election, which list shall be attached to the Blackstone Venture LLC Agreement as Schedule 4.6A-2 and (ii) a certified list of all Rollover Investors and their estimated membership interests in the Rollover Member.  Upon the completion of the Claims Process (as defined in the Reorganization Plan), the Receiver shall deliver to Purchaser (x) an updated and final list, by Property, of Allowed Claims for each Investor that participates in the Rollover Equity Election, which updated list shall be deemed to update Schedule 4.6A-2 of the Blackstone Venture LLC Agreement and (y) an updated certified list of all Rollover Investors and their final membership interest in the Rollover Member.

(e)                 If one or more Investors which are preferred members or partners in one or more Receivership Entities desire to participate in the Rollover Equity Election, then in order to facilitate such participation, Stayton may at the Initial Closing redeem any such Investor from the applicable Receivership Entity in exchange for a transfer to such Investor of a direct tenancy-in-common interest in the applicable Property owned by such Receivership Entity, provided such tenancy-in-common interest is then immediately conveyed to Purchaser pursuant to the terms of this Agreement.

(f)                 The process, parameters and limitations under which Investors may be able to participate in the Rollover Equity Election shall be more particularly described in the Reorganization Plan.  The Rollover Member and the Rollover Investors may be required to execute a subscription agreement with representations reasonably satisfactory to Purchaser.  Stayton acknowledges that, notwithstanding anything to the contrary contained herein, in no event shall Purchaser be obligated to issue any Rollover Equity Interests:

(i)              to any Person who lacks the legal right, power or capacity to own such Rollover Equity Interest;

(ii)              if such issuance would result in the Purchaser being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder;

(iii)              if Purchaser reasonably believes that such issuance could cause 25% or more of any class of equity interests in Purchaser to be held directly or indirectly by one or more Persons which are a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations that may be promulgated thereunder (provided that, in calculating the percentage of Common Interests for purposes of this clause (iii), the Common Interests held by the Blackstone Venture Member, Emeritus and Columbia Pacific shall be excluded); and

(iv)              if such issuance requires the registration of such Rollover Equity Interests pursuant to any applicable federal or state securities laws.

f)	The first sentence of Section 5.1(k) of the PSA is amended in its entirety to read as follows:

"(k)  No later than April 12, 2010, Stayton shall amend the Reorganization Plan of Unitary Sunwest Enterprise to provide for the transactions contemplated in this Agreement (including the Auction) and no other alternative transactions with respect to all or any portion of the Property."

g)	Sections 12.1 (c) and (d) of the PSA are amended in their entirety to read as follows:

"12.1                              Termination

Subject to Section 8.6, Article 11 and Article 13 and, with respect to any termination by Stayton, subject to approval of the Court, this Agreement may be terminated in its entirety, or, in the limited circumstances provided herein, as to some, but not all of the Properties, prior to the Closing only:

*                   *                      *                      *                      *

(c)           by Purchaser if the Closing has not occurred by July 15, 2010 but only if the conditions to Purchaser's obligations set forth in Section 7.1 shall not have been satisfied or waived;

(d)           by Stayton or Purchaser if the Closing has not occurred on or before September 30, 2010 (the “Outside Closing Date”);"

h) Section 13.2 of the PSA is amended by substituting the phrase “two (2) business days” in the seventh line thereof with the phrase “ten (10) business days.”

i) Section 14.2 is amended by adding the words “and MetCap Holdings, LLC” after the words “Moelis & Company LLC”.

j) Section 14.17 is deleted in its entirety and replaced with the following:

“14.17                 Assistance with 1031 Exchanges.  Purchaser and Stayton agree, upon reasonable and timely request of the record or beneficial owner of a Property or undivided interest in a Property, to reasonably cooperate with the exchange of one or more of the Properties to accommodate an exchange by one or more of such owners pursuant to Section 1031 of the Internal Revenue Code, by allowing the TIC Investors to directly sell their TIC interests related to a Property to Purchaser, and Purchaser shall, at the request of a TIC Investor, (i) execute an acknowledgement reasonably acceptable to Purchaser acknowledging the assignment by Stayton and the assumption by the applicable TIC Investor of this Agreement as it relates to the fractional interests held by such TIC Investor (without any assumption of any liabilities relating the representations and warranties made by Stayton in this Agreement) and (ii) accept deeds in fractional interests in one or more Properties from such TIC Investors in order to accommodate such 1031 exchange, as long as such acceptance of deeds does not change the title conveyed hereunder or to be insured in the name of Purchaser by the Title Company hereunder; provided, however, Purchaser (A) shall not be required to take title to any property other than the Properties in accordance with this Agreement, (B) shall not be required to incur any costs, expenses or liabilities with respect to such additional transfers of interests other than Purchaser’s legal costs and incidental out of pocket expenses, and (C) shall not be required to accept or agree with any allocations of the Purchase Price by Stayton or any of the TIC Investors for tax purposes.”

k) Remaining Holdco Properties.  Purchaser agrees to purchase the senior housing, assisted living and/or skilled nursing facilities listed on Exhibit A attached hereto (the “Remaining Holdco Properties”) without any reduction (or increase) in the Cash/Equity Portion of the Purchase Price, unless Purchaser notifies Stayton prior to the

Closing Date that it elects not to purchase all or any portion of the Remaining Holdco Properties.  The Remaining Holdco Properties shall be included as Properties for all purposes under the PSA, provided, however, the Remaining Holdco Properties shall (i) each have an Allocated Purchase Price of $0, (ii) not be taken into account in connection with the Loan Adjustment pursuant to Section 2.5(a)(i) and 2.5(a)(ii) of the PSA, (iii) not be taken into account for purposes of the Pre-Approved Monthly Maintenance Amount pursuant to Section 5.1(d) of the PSA, (iv) not count towards the limit of ten (10) Properties excluded from the PSA as a result of Failed Loan Modifications under Section 7.1(i) of the PSA and (v) not be taken into account for purposes of the Minimum Licensing Threshold pursuant to Sections 7.1(k) or 7.3(g) of the PSA.  Purchaser acknowledges that Stayton may provide a Stayton Representation Update with respect to the Remaining Holdco Properties.

2.	Amendments to Exhibits.

a) The Allocated Purchase Price schedule attached to the PSA as Exhibit A-2 shall be amended by deleting such exhibit in its entirety and substituting therefor Exhibit A-2 attached to this Amendment.

b) The Bid Procedures attached to the PSA as Exhibit L shall be amended by deleting such exhibit in its entirety and substituting therefor Exhibit L attached to this Amendment.

c) The Blackstone Venture LLC Agreement attached to the PSA as Exhibit T shall be amended by deleting such exhibit in its entirety and substituting therefor Exhibit T attached to this Amendment.

3. Deletion of the Alternation Expense Reimbursement.  Section 1 of the First Amendment is deleted in its entirety and shall have no further force and effect.

4. Except as modified by this Amendment, the PSA remains in full force and effect and is unmodified.

5. This Amendment may be executed in two or more identical counterparts which, when taken together, shall constitute one and the same instrument.  Facsimile copies of signature pages shall be deemed originals for the purposes of the creation of a fully executed, delivered and enforceable counterpart of this Amendment.

6. Alternative Proposals.

a) From and after the date hereof and until the date on which the Court shall have entered the Auction Order or issued an Order rejecting the Sale & Auction Process Motion, the Management Committee (as defined below), shall not, directly or indirectly, through the Receiver, the CRO, the members of any of the Committees, any of the Committees’ advisors, attorneys or other representatives or agents (collectively, the

“Representatives”):

(i)	solicit, initiate, facilitate (including by way of furnishing information), seek, assist or encourage the submission of any Alternative Proposal (as defined below);

(ii)
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, any Alternative Proposal, and shall direct or cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal;

(iii)
 withhold, withdraw, amend, change or modify, or publicly propose to withhold, withdraw, amend, change or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Receiver, the CRO, or the board of directors or managers of the PSA;

(iv)	approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal; or

(v)
cause or permit Stayton to enter into any letter of intent or any agreement, contract or commitment with respect to any Alternative Proposal (and “Alternative Agreement”) or seek Court approval of an Alternative Agreement or Alternative Proposal.

b) The Management Committee shall, within 24 hours of receipt of knowledge thereof, advise the Purchaser in writing of (i) any Alternative Proposal or request for information with respect to or in contemplation of any Alternative proposal, the material terms and conditions of such Alternative Proposal or request and the identity of the Person making such Alternative Proposal or request and (ii) any changes in any such Alternative Proposal or request.

c) As used in this Section 5, the following initially capitalized terms shall have the following respective meanings:

(i)	“Alternative Proposal” shall mean any proposal or offer from any Person other than the Purchaser relating to an Alternative Transaction.

(ii)
“Management Committee” shall mean, the management committee, as appointed in the SEC Enforcement Action, comprised of the CRO, two representatives of the official tenants-in-common committee and two representatives of the official unsecured creditors committee.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of March 25, 2010.

Purchaser:	Sellers:
BRE/SW PORTFOLIO LLC, a Delaware limited liability company By: /s/ Andrew Lax Name: _ Andrew Lax ___________ Title: Managing Director & Vice President
On Behalf of Stayton:
    STAYTON SW ASSISTED LIVING, L.L.C.
    an Oregon limited liability company

    By: /s/ Clyde A. Hamstreet ____
    Clyde A. Hamstreet, in his capacity
             as Chief Restructuring Officer for
             Debtor and the Receivership Entities

    By: _/s/ Michael A. Grassmueck _____
           Michael A. Grassmueck, in his
           capacity as Receiver for Debtor and
           the Receivership Entities

CONSENTS

Each of the undersigned hereby consents to this Amendment:

EMERITUS CORPORATION By: _/s/ Eric Mendelsohn ________ Its: _ Eric Mendelsohn ____________	SUNWEST MANAGEMENT, INC. By: _/s/ Clyde Hamstreet _____ Clyde Hamstreet Chief Restructuring Officer
CPDF II, LLC,
a Washington limited liability company

            By: Columbia Pacific Advisors LLC
            a Washington limited liability company, its Manager
By: /s/ Alexander Washburn
Name: Alexander Washburn
            Title: Manager
ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY By: /s/ Neal J. Miranda Neal J. Miranda, VP/Senior Counsel CTIC #1209-3105 --- (212) 880-1237

The Management Committee joins in this Amendment to evidence its agreement to be bound by the terms of Section 6 hereof:

MANAGEMENT COMMITTEE

By: /s/ William M. Bryan
 William M. Bryan
 Chairman__

Schedule A

Sample Maximum Common Rollover Amount Calculation

(see attached)

Exhibit A
Remaining Holdco Properties

1	Autumn Park (Receivership)	Indianapolis	IN
2	Autumn Glen (Receivership)	Indianapolis	IN
3	Apple Ridge (Receivership)	Denver	CO
4	Chestnut Lane	Gresham	OR
5	Golden Eagle Plaza	Great Falls	MT
6	Crown Pointe	Corona	CA
7	Heron Pointe Cottages	Monmouth	OR
8	Rose Valley Cottages	Scappoose	OR
9	Sequoia Springs Cottages (Receivership)	Fortuna	CA
10	Westbrook Gardens (Receivership)	Purcell	OK
11	Wyndmoor (Receivership)	Terre Haute	IN
12	Spring Meadows Cottages	Grants Pass	OR
13	Spring Meadows Retirement	Grants Pass	OR
14	Plaza at Sun Mountain	Las Vegas	NV
15	Willows at Sherman	Sherman	TX

Exhibit A-2

Allocated Purchase Price

The valuations described herein shall only be used for the purposes set forth herein and shall not be used for purposes of determining a Rollover Investor's capital account in Rollover Member.  Each Rollover Investor's capital account in Rollover Member will be equal to the amount that the Rollover Investor would have received if the Rollover Investor had chosen to receive cash for its claim against Seller rather than contributing its Contributed Interest and receiving a membership interest in the Rollover Member.

(see attached)

Exhibit L

Bid Procedures

The following procedures shall govern conduct of the Auction provided for in the Order Approving Auction Process, Bidding Procedures, Overbid Protection, Break-Up Fee and Approving Form and Manner of Notice and Scheduling a Hearing for Final Approval of the Sale (the "Auction Order) and Article 10 of the Agreement of Purchase, Sale and Contribution between Stayton SW Assisted Living, LLC and BRE/SW Portfolio LLC, as amended (the Agreement"). Initially capitalized terms used in these Bid Procedures and not otherwise defined in these Bid Procedures shall have the meanings defined for such terms in the Agreement. For clarity, Purchaser shall be referred to in this Exhibit L as “Blackstone Purchaser”.

If a Superior Offer (as defined below) for the Properties is submitted by a "Qualified Bidder" on or before the "Bid Deadline," Stayton shall cause to be conducted an Auction for the sale of the Properties in accord with the following terms and conditions.

1. Qualified Bidders

A “Qualified Bidder” is a Person which meets all of the following qualifications:

a)
Each prospective Qualified Bidder shall be any Person that is controlled by, controlling or commonly controlled with, a Person that has total assets (owned or under management) in excess of $750,000,000 and capital and statutory surplus, or shareholder's equity or equivalent irrevocable drawing rights or other irrevocably committed equity funds of not less than $500,000,000; provided that any such controlling or commonly controlled person unconditionally and irrevocably guarantees performance by such prospective Qualified Bidder of its obligations. Each prospective Qualified Bidder shall submit to Stayton and to the Court financial statements demonstrating that such bidder meets the financial and other criteria set forth in this sub-paragraph.

b)
Each prospective Qualified Bidder shall submit a management narrative and other evidence demonstrating to the satisfaction of Stayton and the Court that such prospective Qualified Bidder has engaged the services of a Qualified Operator, as defined in this sub-paragraph. A "Qualified Operator" shall mean: (i) a management company that is an affiliate of Emeritus Corporation; (ii) Stayton or a management company that is an affiliate of Stayton; or (iii) one or more reputable national or regional operator(s) of senior living facilities which has operated for at least five years, as approved by the Court in the Unitary Bankruptcy Case.

c)
Each prospective Qualified Bidder shall acknowledge in writing that: (i) such prospective Qualified Bidder has had an opportunity to conduct any and all due diligence regarding the business and operations of Sunwest, Stayton, their respective Affiliates, the Properties and the Assumed Liabilities prior to submitting its bid; (ii) the prospective Qualified Bidder has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Properties and/or the Assumed Liabilities in making its bid; (iii) such prospective Qualified Bidder did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Properties, the Assumed Liabilities or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bid Procedures and Stayton's representations and warranties in the Agreement; (iv) such bid is not contingent upon any additional due diligence; and (v) each prospective Qualified Bidder agrees that the bid procedures as stated herein are binding on the prospective Qualified Bidder.

d)
Stayton shall be entitled to perform due diligence with respect to each prospective Qualified Bidder, upon execution of a confidentiality agreement in form and substance satisfactory to Stayton and such prospective Qualified Bidder. Failure by a prospective Qualified Bidder to fully comply with the reasonable due diligence requests by Stayton shall be a basis for Stayton to determine that a bid made by such Qualified Bidder is not a Qualified Bid.

e)
Stayton will provide due diligence information, and access to documents and the Properties, to prospective Qualified Bidders that have (i) executed a Confidentiality Agreement in form and substance satisfactory to Stayton and such prospective Qualified Bidder; and (ii) provided Stayton with evidence that it satisfies the requirements of subparagraph a) of this Section 1 of these Bid Procedures.

2.	Bid Deadline

Bids for the Properties, together with all accompanying documentation required for submission of Qualified Bids, must be submitted to the address specified in the notice to Qualified Bidders no later than 4:00 P.M. Pacific Time on the date that is 42 days after the entry of the Auction Order (the "Bid Deadline").

3.	Qualified Bids A bid shall be considered a “Qualified Bid” if it shall:

a)	Be accompanied by an executed confidentiality agreement in form and substance satisfactory to Stayton;

b)
Be accompanied by such bidder's Deposit in the form of cash or letter of credit equal to $50 million, which deposit or letter of credit shall meet all the requirements set forth in Section 2.4 of the Agreement;

c)
Constitute such bidder's binding and irrevocable contractual commitment to purchase all, but not less than all, of the Properties, without being subject to any due diligence, inspection, financing or other contingencies;

d)
Provide for (i) payment of cash in respect of that portion of the Purchase Price representing the Cash Consideration Amount and (ii) issuance of Common Interests and Class A Preferred Units to the Rollover Members in accordance with Section 2.6 of the Agreement if the Rollover Equity Election is made by Investors;

e)
Be accompanied by executed copies of the Transaction Documents, modified to reflect the terms of the bid (and shall include a redline of the bidder's proposed modifications against the Transaction Documents theretofore executed by Blackstone Purchaser);

f)
Be consistent in all material respects with the form of the Transaction Documents executed by the Blackstone Purchaser without requiring any further modification to the Distribution Plan or the Reorganization Plan;

g)
Provide (i) a commitment to invest at least $60,000,000 in the Purchaser for working capital, deferred maintenance and capital expenditures, and (ii) provide a pro forma opening balance sheet for Purchaser reflecting the calculation of book equity and allocation to capital accounts.

h)	Provide that Stayton is entitled to perform due diligence with respect to such Qualified Bidder in accordance with the Bid Procedures.

4. Superior Offer

A "Superior Offer" shall mean a Qualified Bid for a Purchase Price which includes a Cash/Equity Portion of Purchase Price equal to or greater than $309,000,000 and a Maximum Common Rollover Amount as provided in the Agreement, plus the assumption of the Assumed Real Property Loans and the Assumed Personal Property Debt.

5. Conduct of Auction

If a Superior Offer is submitted by a Qualified Bidder on or before the Bid Deadline, Stayton shall conduct an Auction for the Properties. If no Superior Offer is received by a Qualified Bidder before the Bid Deadline, there shall be no Auction and Blackstone Purchaser and Stayton shall be obligated to complete the Transaction subject to the terms and conditions in the Agreement. The Auction shall be conducted on the following terms:

a)
The Auction shall be conducted on the fifth Business Day following the Bid Deadline and upon at least three Business Days' notice to Blackstone Purchaser and each Qualified Bidder which has submitted a Superior Offer ("Superior Bidders").

b)	Only Blackstone Purchaser and the Superior Bidders may bid in the Auction.

c)
Formal proceedings of the Auction shall be conducted on the record in the courtroom of the Court. The Court may make available to Superior Bidders, Stayton and their respective representatives additional premises for private consultations during the Auction or recesses from the Auction.

d)
The Auction may be recessed from time to time in the discretion of the Court at the request of the CRO, the Receiver, MetCap Holdings, LLC, or Superior Bidders, but shall continue until conclusion of the Auction.

e)
During the Auction, bidding shall begin initially with the highest Superior Offer and subsequently continue in minimum incremental bids of at least a $4,000,000 increase of the Cash/Equity Portion of Purchase Price (each such bid submitted, a "Qualified Overbid").

f)	Bids at the Auction may be submitted and received orally, in writing or in sealed or other form as directed by the Court.

g)
Bidding at the Auction will continue until such time as the highest and best Qualified Overbid (the "Successful Bid") is selected as follows: immediately prior to conclusion of the Auction, Stayton will review each Qualified Overbid on the basis of financial and contractual terms and other factors relevant to (x) the determination of which transaction is in the best interests of the creditors and estates of Stayton and its Affiliates, and (y) the sale process, including those factors affecting the speed and certainty of consummating a transaction and in the exercise of their business judgment, select the Successful Bid.

h)
Forthwith after announcement of the Successful Bid, the maker thereof (the “Successful Bidder”) shall execute and deliver a purchase agreement incorporating the price and terms offered in the Successful Bid (the "Final Sale Agreement"). Upon submission of the Final Sale Agreement by the Successful Bidder, Stayton will execute the Final Sale Agreement and shall seek Court approval of the Final Sale Agreement. Subsection 2.5(b) of the Agreement shall be deleted from the Final Sale Agreement in its entirety.

i)
Stayton, may: (i) determine in its business judgment which Qualified Overbid, if any, is the highest or otherwise best offer; and (ii) reject any Qualified Overbid that Stayton determines to be: (a) inadequate or insufficient; (b) not in conformity with the requirements of applicable bankruptcy Laws or these Bid Procedures; or (c) contrary to the best interests of Stayton, its estate and its creditors.

j)	In determining the Successful Bid, Blackstone Purchaser shall receive credit for its Break-Up Fee of $11,000,000 in connection with calculation of the value of its Auction bids.

k)
The Deposits of all Qualified Bidders will be retained by the Receiver and all Qualified Overbids will remain open and capable of acceptance by Stayton until 15 Business Days following the entry of the court order confirming the Reorganization Plan. After expiration of such 15-day period and in the event that Stayton has not accepted the Qualified Overbid of the Qualified Bidder, Stayton shall return or cause to be returned each Deposit to its respective Qualifying Bidder.

l)
Stayton shall have the right to adopt such other rules for the Bid Process which, in its sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the provisions of these Bid Procedures,

m)	the Auction Order or of any other order of the Court.

6. Treatment of Break-Up Fee at Auction

In the event Blackstone Purchaser is not chosen as the Successful Bidder at the Auction or elects not to submit a bid at the Auction and the Court, in the Sale Approval Order, confirms a sale of the Properties to a Successful Bidder other than Blackstone Purchaser, Stayton shall pay to Blackstone Purchaser the Break-Up Fee and Expenses of $11,000,000 as provided in the Auction Order.

7.           Cancellation

At any time after 28 days following the entry of the Auction Order, Stayton, after consultation with the Management Committee, may cancel the Auction if it determines there is no reasonable likelihood that a Qualified Bid will be submitted on or before the Bid Deadline by a Qualified Bidder.

Exhibit T

Blackstone Venture LLC Agreement

(see attached)